UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 5, 2006

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

333-114041                                                                 20-0645710
(Commission File Number)                                                     (IRS Employer Identification No.)

185 PLATTE CLAY WAY
KEARNEY, MISSOURI                                                              64060
(Address of Principal Executive Offices)                                                   (Zip Code)

(800) 800-2244
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 5, 2006, Ply Gem Industries, Inc., Ply Gem Holdings, Inc., Ply Gem Investment Holdings, Inc., Ply Gem Prime Holdings, Inc. (collectively, the “Companies”) and the Meyer Family Investment, L.P. entered into a Retirement and Consulting Agreement with Lee Meyer, the Chief Executive Officer and President of the Companies. This agreement supersedes and extinguishes the Change in Control Severance Benefit Plan for Key Employees, dated October 30, 2003, as amended for Mr. Meyer on February 12, 2004. Pursuant to the agreement, Mr. Meyer will retire from his employment with each of the Companies, effective as of October 13, 2006 (the “Retirement Date”). Mr. Meyer has agreed to provide certain consulting services to the Companies through the second anniversary of the Retirement Date (the “Consulting Period”).

Under the agreement, Mr. Meyer will continue to receive through the Consulting Period his annual base salary of $360,000 and medical and dental benefits. He will also receive a pro-rated portion of his annual bonus for 2006. In addition, Ply Gem Prime Holdings, Inc. has agreed to repurchase 112,800 shares of common stock, par value $0.01 per share, of Ply Gem Prime Holdings, Inc. held by the Meyer Family Investment, L.P., for the aggregate price of $1,128,000.

These payments and benefits are contingent upon Mr. Meyer’s execution and non-revocation of a general release of all claims against each of the Companies. Mr. Meyer executed the release on October 5, 2006 and may revoke it up to and including October 12, 2006. Mr. Meyer must also continue to comply with certain existing confidentiality, non-compete, non-solicit and non-disparagement covenants.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information presented with respect to Item 1.01 is incorporated by reference herein.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 11, 2006

PLY GEM HOLDINGS, INC.

By:   /s/ Shawn K. Poe

Name: Shawn K. Poe
                                    Title: Vice President, Chief Financial Officer,
                                          Treasurer and Secretary